Merrill Lynch Retirement Series Trust
Series Number: 1
File Number: 811-3310
CIK Number: 356013
Merrill Lynch Retirement Reserves Money Fund
For the Period: 10/31/2006

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the year ending October 31, 2006.

		Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

01/05/2006	$16,000	Federal National Mortgage	4.875%	01/11/2008
01/09/2006	11,500	Federal National Mortgage	4.875	01/11/2008
01/25/2006	7,000	Federal National Mortgage	4.960	02/08/2008